ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Private Placement

SAN DIEGO, CA--(July 12, 2016)- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Company” or “Adamis”) announced today that it has completed a private placement financing transaction pursuant to which it issued 1,724,137 shares of Series A-2 Convertible Preferred Stock to a small number of institutional investors, and received gross cash proceeds of approximately $5,000,000. The preferred stock is convertible into common stock at a conversion ratio of 1-to-1 at the option of the investor and has no preference to the common shares. The Company also issued to the investor warrants to purchase a number of shares of common stock or Series A-2 Preferred equal to the number of shares of preferred stock purchased by the investor. The shares of Series A-2 Preferred and warrants were sold in units, with each unit consisting of one share and one warrant, at a purchase price of $2.90 per unit. The warrants, which are exercisable for a period of five years, have an exercise price of $2.90 per share and are callable for cash.

The Company expects to use the net proceeds from this financing for general corporate purposes, including but not limited to general operating expenses, development of its pipeline products, payment of indebtedness and obligations, and working capital. Additional information about the transaction is contained in the Company’s Report on Form 8-K filing with the Securities and Exchange Commission.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease, allergy, oncology and immunology. The Company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-2000 for the treatment of bronchospasms. The Company’s U.S. Compounding, Inc. subsidiary, which is registered as a drug compounding outsourcing facility under Section 503B of the U.S. Food, Drug & Cosmetic Act and the U.S. Drug Quality and Security Act, provides prescription compounded medications, including compounded sterile preparations and non-sterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s product offerings broadly include, among others, corticosteroids, hormone replacement therapies, hospital outsourcing products, injectables, urological preparations, ophthalmic preparations, topical compounds for pain and men’s and women’s health products.

Contact Adamis

Mark Flather
Director, Investor Relations

& Corporate Communications
(858) 412-7951
mflather@adamispharma.com